UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2017 (July 14, 2017)

Blue Sphere Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-55127	98-0550257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 McCullough Drive, 4th Floor, Charlotte, North Carolina 28262

(Address of principal executive offices) (Zip Code)

704-909-2806

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As used in this Current Report, all references to the terms “we”, “us”, “our”, “Blue Sphere” or the “Company” refer to Blue Sphere Corporation and its direct and indirect wholly-owned subsidiaries, unless the context clearly requires otherwise.

Item 1.01

Entry Into a Material Definitive Agreement

On July 19, 2017, the Company filed a Current Report on Form 8-K to report that on July 14, 2017, it had terminated the four Plant EBITDA Agreements between Austep S.p.A., an Italian corporation (“Austep”), and the Company’s indirect, wholly-owned subsidiary, Bluesphere Pavia S.r.l (“Blue Sphere Pavia”), which owns Agricerere S.r.l., Agrielektra S.r.l., Agrisorse S.r.l. and Gefa S.r.l (the “SPVs”), each of which is engaged in the operation of an anaerobic digestion biogas plant located in Italy (collectively, the “SPV Facilities”). Pursuant to the Plant EBITDA Guarantee Agreements, Austep had operated, maintained and supervised the SPV Facilities, and guaranteed specified levels of EBITDA. The termination was a direct consequence of certain events relating to Austep. On June 20, 2017, Austep was put in voluntary liquidation by shareholders’ resolution and on July 6, 2017, the Bankruptcy Court of Milan approved Austep’s petition for a creditors’ settlement procedure. On July 12, 2017, Austep personnel shut down the engines at all of the SPV Facilities, and exited all four sites, and the Company immediately took remedial measures.

As previously reported, on July 14, 2017, the Company entered into a month-to-month Biogas Plants’ Ordinary Management Proposal (the “Interim Agreement”) with Società Agricola Burnigaia Società Semplice d/b/a La Fenice, an Italian company experienced in the operation of biogas plants (“La Fenice”), pursuant to which it operated and supervised the SPV Facilities. The Interim Agreement with La Fenice terminated in accordance with its terms on September 30, 2017, at which time La Fenice stopped providing operational and supervisory services at the SPV Facilities.

As previously reported, the Company immediately sought and received two proposals for the provision of long-term services from biogas plant operators, pursuant to which such operators would perform operation, maintenance, and supervision of the SPV Facilities. On November 7, 2017, each of four SPVs entered into an Operating and Maintenance Contract for an Anaerobic Digestion Plant Using Biogas to Produce Electric Power (each, an “SPV Operating Agreement” and collectively, the “SPV Operating Agreements”) with a new operator, Biogaservizi S.r.l., an Italian company (“Biogaservizi”). Pursuant to the SPV Operating Agreements, Biogaservizi began providing full-service operation, maintenance, and supervision of the SPV Facilities, including the supply of feedstock, effective as of October 1, 2017.

The SPV Operating Agreements are for a term of ten (10) years, and are renewable by the SPVs for one (1) year intervals. The SPV Operating Agreements may be terminated by the SPVs for reasons including, but not limited to, an insolvency or bankruptcy affecting Biogaservizi, revocation of specified state authorizations necessary to operate an SPV Facility, and specified operator breaches, failures and delays. An SPV may request a suspension of an SPV Operating Agreement, but if such suspension exceeds thirty (30) days in any contract year and is not attributable to a breach of performance by Biogaservizi, then Biogaservizi shall be entitled to the reimbursement of reasonably incurred and documents costs and expenses resulting from such suspension. Biogaservizi may terminate an SPV Operating Agreement if the SPV fails to make payment of the Operator Fee (defined below) within sixty (60) days of such fee becoming due.

In connection with each SPV Operating Agreement, Biogaservizi must provide, and has provided, to each SPV a first demand guarantee from a leading Italian or EU bank of four hundred thousand Euros (€400,000), to guarantee its obligations, required payments and potential damages under each SPV Operating Agreement (the “Guarantee”). Biogaservizi may reduce the Guarantee to an amount that is at least twenty-five percent (25%) of initial amount if it fully performs for two (2) years following the effective date. Biogaservizi will receive an annual fee for the operation of each SPV Facility of four hundred and five thousand Euros (€405,000), plus VAT, which is inclusive of all services to be provided (the “Operator Fee”). Biogaservizi will guarantee specified performance levels at each SPV Facility and if it fails to meet such performance levels as measured in six (6) month reference periods, compensatory penalties will be deducted from the Operator Fee, as determined based on a specified formula. Compensatory penalties shall not exceed, on an annual basis, the Operator Fee.

The SPV Facilities are presently transmitting electricity to the grid, and we anticipate that during the fourth quarter of 2017, all SPV Facilities will be generating at full capacity.

The foregoing description of the SPV Operating Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of SPV Operating Agreement filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 1.02

Termination of a Material Definitive Agreement

Reference is made to the disclosure set forth under Item 1.01 above concerning the termination/expiration of the Interim Agreement with La Fenice, which disclosure is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

The following exhibits are furnished as part of this Current Report on Form 8-K

(d) Exhibits.

10.1	Form of Operating and Maintenance Contract for an Anaerobic Digestion Plant Using Biogas to Produce Electric Power between each SPV and Biogaservizi S.r.l. (as translated from Italian into English).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Sphere Corporation

Dated: November 22, 2017	By:	/s/ Shlomi Palas
Shlomi Palas
President and Chief Executive Officer